As filed with the Securities and Exchange Commission on June 9, 2006

Registration No. 333-91516

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

POST EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Packaging Dynamics Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	32-0009217 (I.R.S. Employer Identification No.)

3900 West 43rd Street Chicago, Illinois (Address Of Principal Executive Offices)	60632 (Zip Code)

Packaging Dynamics Corporation 2002 Long Term Incentive Stock Plan

(Full title of the plan)

Frank V. Tannura

3900 West 43rd Street

Chicago, Illinois 60632

(Name and address of agent for service)

(773) 843-8000

(Telephone number, including area code, of agent for service)

DEREGISTRATION OF SECURITIES

This post-effective amendment, filed by Packaging Dynamics Corporation (the "Company"), deregisters certain shares of the Company's common stock, $0.01 par value per share ("Common Stock"), that had been registered for issuance under the Packaging Dynamics Corporation 2002 Long Term Incentive Stock Plan on the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 28, 2002 (File No. 333-91516) (the "Registration Statement").

Pursuant to an Agreement and Plan of Merger, dated as of February 24, 2006, by and among the Company, Thilmany, LLC ("Thilmany LLC") and KTHP Acquistion, Inc. ("Newco"), a wholly-owned subsidiary of Thilmany LLC, Newco merged with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of Thilmany, Inc., the successor entity to Thilmany LLC. On June 9, 2006, at the effective time of the merger of Newco with and into the Company (the "Effective Time"), all of the outstanding Common Stock of the Company was cancelled and extinguished and converted into the right to receive $14.00 in cash, less any required withholding of taxes, without interest thereon. As a result, the Company has terminated the offering of its Common Stock pursuant to the Registration Statement. In accordance with the undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company's Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Common Stock under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, state of Illinois, on this 9th day of June, 2006.

PACKAGING DYNAMICS CORPORATION

By:	/s/ Frank V. Tannura Name: Frank V. Tannura Title: Chief Executive Officer (principal executive officer)

/s/ Patrick T. Chambliss Name: Patrick T. Chambliss Title: Vice President and Chief Financial
Officer (principal accounting officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Patrick T. Chambliss and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 9, 2006.

Signature	Title

/s/ Samuel P. Frieder
Samuel P. Frieder	Director

/s/ Seth H. Hollander
Seth H. Hollander	Director

/s/ Gordon H. Woodward
Gordon H. Woodward	Director